UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 26, 2010

MILLER PETROLEUM, INC.

(Exact name of registrant as specified in its charter)

Tennessee	033-02249-FW	62-1028629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3651 Baker Highway, Huntsville, TN	37756
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(423) 663-9457

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.
Item 3.02	Unregistered Sales of Equity Securities.

On March 26, 2010, Miller Petroleum, Inc. executed a Securities Purchase Agreement pursuant to which at closing it agreed to sell 1,433,429 shares of its common stock at a purchase price of $3.50 per share to fourteen accredited and/or institutional investors and issue those investors five year warrants to purchase an additional 716,716 shares of common stock with an exercise price of $5.28 per share in a private offering. This offering closed on April 1, 2010. We received gross proceeds $5,017,002.

These sales were made in a private transaction exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of the Securities Act and Regulation D thereunder.

Sutter Securities Incorporated, a broker-dealer and member of FINRA, acted as finder for us in the offering. Under the terms of a Finder’s Agreement with the firm, we will pay Sutter Securities Incorporated a fee of $351,190 and issue them five-year common stock purchase warrants to purchase an aggregate of 100,340 shares of our common stock at an exercise price of $5.28 per share. We will also reimburse Sutter Securities Incorporated for legal expenses incurred in the preparation of the various transactional documents. We are using the net proceeds of this offering for general working capital.

The terms of the warrants issued to the investors in the offering, as well as the compensatory warrants to be issued to Sutter Securities Incorporated, are identical and provide that the number of shares issuable upon the exercise of the warrants, as well as the exercise price of the warrants, is subject to proportional adjustment in the event of stock splits, stock dividends, recapitalizations and similar corporate events. In addition, the exercise price and number of shares underlying the warrants are subject to adjustment in the event of subsequent equity issuances at a price less than the then current exercise price of the warrants. The warrants are also exercisable on a cashless basis.

Under the terms of the Registration Rights Agreement entered into with the investors, we are obligated to file a registration statement with the Securities and Exchange Commission covering the shares of common stock issued and sold in the offering, as well as the shares of common stock underlying the warrants, on or before April 15, 2010 so as to permit the public resale thereof. We agreed to use our best efforts to cause the registration statement to be declared effective by the SEC within 90 days from the filing date or 120 days if the registration statement should be selected for a full review by the staff of the SEC. If we should fail to timely file the registration statement, or if should not be declared effective within the prescribed time, we will be subject to liquidated damages payable in cash equal to 2% of the aggregate purchase price of the securities up to a maximum of 12% of the total proceeds of the offering. We are also subject to these liquidated damages in certain additional circumstances as described in the registration rights agreement.

Under the terms of the Securities Purchase Agreement, we:

•          granted the investors a 12 month right of first refusal from the closing date to participate in any additional issuance for cash by us of common stock or common stock equivalents upon the same terms and conditions as the subsequent financing;

•          agreed that until 60 days after the effective date of the aforedescribed registration statement that neither our company nor any subsidiary will enter into any agreement to issue and sell any shares of common stock or any common stock equivalent, and that for so long as any investor in this offering holds any of the securities purchased, including the shares of common stock underlying the warrants, that we will not enter into a transaction which provides for the issuance of a variable rate security,

•          agreed that if we issue any shares of common stock or common stock equivalents before the six month anniversary of the closing date at an effective price per share less than $3.50 (subject to the anti-dilution adjustments) we will issue to each investor such number of additional shares of our common stock, without any additional consideration, as will equal the product of (i) the fraction obtained by dividing (A) the sum of the number of shares then held by the investor on the date of the dilutive issuance by (B) the sum of the number of shares issued to such investor under the agreement, multiplied by (ii) the difference between (A) the aggregate number of shares of common stock that would have been issued to such investor at the closing if the subscription amount was divided by the discounted per share purchase price minus (B) the aggregate number of shares of common stock equal to the sum of all shares issued to the investor under the terms of the agreement. If any subsequent issuance under this provision would result in the investor or any of its affiliates beneficially owning in excess of 4.99% of our common stock, then we will only issue such number of additional shares as are necessary at that time to maintain the beneficially ownership holdings under this numerical limitation. After such initial issuance, and until all additional shares which otherwise would have been issued under this provision have been issued, from time to time we will issue such number of such unissued additional shares so that the investor, together with the investor’s affiliates, will beneficially own only a maximum of 4.99% of our common stock.

Our Board of Directors has approved sales of up to $8 million of securities under the terms of the Securities Purchase Agreement. Accordingly, we anticipate that we may make additional sales of shares of our securities under the same or similar terms and conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER PETROLEUM, INC.

Date: April 1, 2010	By: /s/ Paul W. Boyd Paul W. Boyd, Chief Financial Officer